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                                                             EXHIBIT 99.(a)(iii)


                             ARTICLES OF AMENDMENT

                                       OF

                 PAINEWEBBER PREMIER TAX-FREE INCOME FUND INC.

       Pursuant to Section 2-607 of the Maryland General Corporation Law, PaineWebber Premier Tax-Free Income Fund Inc. ("Corporation") adopts the following Articles of Amendment to the Corporation's Articles of Incorporation.

       FIRST: Article SECOND is hereby deleted and the following is inserted in lieu thereof:

       Name of the Corporation:  The name of the corporation is Investment Grade
       -----------------------
Municipal Income Fund Inc. ("Corporation").

       SECOND: These Articles of Amendment have been advised by the Corporation's board of directors and approved by a vote of the shareholders of the Corporation, all pursuant to the charter amendment procedure described in
Section 2-604 of the Maryland General Corporation Law, Article TENTH of the Corporation's Articles of Incorporation, and Article SECOND, Part I, Section 5 of the Corporation's Articles Supplementary.

       IN WITNESS WHEREOF, PAINEWEBBER PREMIER TAX-FREE INCOME FUND INC. has caused these presents to be signed in its name and on its behalf by the Vice President of the Corporation and attested by the Corporation's Assistant Secretary on this 15/th/ day of January, 1996, who swear under penalty of perjury to the best of their knowledge, information, and belief, the matters set forth in the articles are true in all material respects.


                                 By:       /s/ Gregory K. Todd
                                           ------------------------------
                                           Vice President



                                 Attest:   /s/ Ilene Shore
                                           ------------------------------
                                           Assistant Secretary